Exhibit 99.1

PETROLOGISTICS LP AGREES TO BE ACQUIRED
BY FLINT HILLS RESOURCES, LLC

HOUSTON, Texas and WICHITA, Kansas, May 28, 2014 /PRNewswire/ -- PetroLogistics LP (NYSE: PDH) announced today that it and its general partner, PetroLogistics GP LLC, have entered into a definitive agreement to be acquired by Flint Hills Resources, LLC, a subsidiary of Koch Industries, Inc.  Under the terms of the acquisition agreement (“Merger Agreement”), Flint Hills Resources will acquire all of PetroLogistics’ outstanding common units for $14.00 per common unit in cash, except for those common units owned by Lindsay Goldberg LLC (“Lindsay Goldberg”), York Capital Management (“York Capital”), PetroLogistics’ Executive Chairman and its President and Chief Executive Officer, which will be acquired for $12.00 per common unit in cash.

In addition, PetroLogistics expects to continue to make distributions consistent with its historical distribution policy through the closing date of the transaction. If the closing date occurs before the announced record date for any quarterly distribution, the record date for such quarterly distribution will be the business day immediately before the transaction’s closing date.  PetroLogistics will also make a final, one-time, cash distribution in connection with, and conditioned upon, the closing of the transaction, which is calculated to approximate the distribution that would have been earned through the closing date, subject to an additional reserve of approximately $12.3 million to cover transaction related costs.  The record date for the final, one-time, cash distribution will be the business day immediately before the closing date of the transaction.  Flint Hills Resources will also acquire all of the membership interests in PetroLogistics GP for no additional consideration.

The all-cash transaction is valued at approximately $2.1 billion, including the assumption of debt.  Based on the closing unit price on May 27, 2014, the $14.00 per unit purchase price represents a premium in excess of 8% to the publicly-traded units.  The closing of the transaction is expected to occur before year end and is subject to customary closing conditions and regulatory approvals.  Additionally, the consummation of the transaction is subject to a requirement that PetroLogistics’ facility perform at a certain level of production for a period of four days before the closing, and to PetroLogistics’ receipt of a legal opinion regarding certain tax matters.

The Merger Agreement has been approved by the boards of directors of both PetroLogistics GP and Flint Hills Resources.  Lindsay Goldberg, York Capital, PetroLogistics’ Executive Chairman and its President and Chief Executive Officer, owning common units representing, in the aggregate, approximately 73% of the outstanding common units, have delivered a written consent approving the transaction and have entered into support agreements with Flint Hills Resources pursuant to which they have agreed to support the transaction until it is consummated or until the Merger Agreement is terminated.  No additional unitholder action is required to approve the transaction.

Under the Merger Agreement, until 11:59 p.m. (Central Time) on July 6, 2014, PetroLogistics may, subject to certain conditions, provide certain information to and enter into discussions and negotiations with any third party that submits an unsolicited qualifying superior acquisition proposal.  In response to such a proposal, under certain circumstances, the board of directors of PetroLogistics GP may, after providing Flint Hills Resources the opportunity to match the proposal, terminate the Merger Agreement with Flint Hills Resources and enter into or recommend a transaction with the third party that submitted the proposal.  In that event, Flint Hills Resources would receive a $57 million termination fee from PetroLogistics.  In addition, in that event Flint Hills Resources may be entitled to receive from Lindsay Goldberg and York Capital 50% of any incremental value received by them upon consummation of such a transaction, up to a total cap of $50 million.

“PetroLogistics built this facility from the ground up.  It is a world-class operation,” said Brad Razook, Flint Hills Resources President and Chief Executive Officer.  “Its capabilities are well aligned with our existing chemical and refining business. We look forward to welcoming PetroLogistics employees to Flint Hills Resources as we work together to build on their success.”

Goldman Sachs & Co. is acting as financial advisor and Jones Day is acting as legal advisor to Flint Hills Resources.  Morgan Stanley & Co. LLC and Evercore Partners are acting as financial advisors to PetroLogistics and have delivered fairness opinions, and Weil, Gotshal & Manges LLP and Vinson & Elkins LLP are acting as legal advisors to PetroLogistics.

About PetroLogistics

PetroLogistics is a major producer of propylene with operations in the vicinity of the Houston Ship Channel.  The company owns and operates the only propane dehydrogenation facility in the US, and its plant is among the largest of its kind in the world. The facility began operations in 2010 and has an annual production capacity of approximately 1.45 billion pounds.  Propylene is one of the basic petrochemical building blocks that is used in the manufacture of a variety of end products, including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products. The facility employs about 100 people.

PetroLogistics is a master limited partnership with headquarters located in Houston, Texas.

The opportunity for the development of the facility was identified in 2003 by PetroLogistics’ Executive Chairman and its President and Chief Executive Officer, who were affiliate partners of Lindsay Goldberg, a New York-based private investment firm.  After identifying and purchasing the project site and completing front end engineering and design work, construction of the facility began in 2008 and was completed in 2010.  The facility was constructed using equity capital from Lindsay Goldberg and York Capital.

About Flint Hills Resources

Flint Hills Resources is a leading refining, chemicals and biofuels company with operations primarily in Texas and the Midwest.  Its manufacturing capability is built upon six decades of refining experience. Flint Hills Resources’ subsidiaries market products such as gasoline, diesel, jet fuel, ethanol, biodiesel, olefins, polymers and intermediate chemicals, as well as base oils and asphalt.  The company has expanded its production capacity through acquisitions and capital projects worth more than $7.6 billion since 2002.  The PetroLogistics acquisition is the largest in the company’s history.  As noted above, Flint Hills Resources is a subsidiary of Koch Industries Inc., one of America’s largest private companies.

Flint Hills Resources’ refining business operates refineries in Minnesota (Rosemount) and Texas (Corpus Christi), with a combined crude oil processing capacity of approximately 600,000 barrels per day. Its petrochemical business includes production facilities in Illinois (Peru; Joliet), Michigan (Marysville) and Texas (Port Arthur; Longview). Its asphalt business produces and markets product in the Midwest and Alaska. A subsidiary owns an interest in a lubricants base oil facility in Louisiana. Flint Hills Resources operates six ethanol plants that have a combined annual capacity of 650 million gallons of ethanol (Fairbank, Iowa Falls, Menlo, Shell Rock, and Arthur, Iowa and Fairmont, Nebraska). Flint Hills Resources also operates a biodiesel plant in Nebraska (Beatrice).

Important Additional Information about the Proposed Merger

PetroLogistics will file with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K, which will contain, among other things, a copy of the Merger Agreement and the support agreements. In connection with the proposed merger, PetroLogistics will prepare an information statement to be filed with the SEC that will provide additional important information concerning the proposed merger. When completed, a definitive information statement will be mailed to the unitholders of PetroLogistics. PETROLOGISTICS UNITHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PETROLOGISTICS’ INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  PetroLogistics unitholders will be able to obtain, without charge, a copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. PetroLogistics unitholders will also be able to obtain, without charge, a copy of the information statement and other documents relating to the proposed merger (when available) at www.petrologistics.com or by contacting PetroLogistics Investor Relations at the phone number, email or address listed below.

PetroLogistics Contacts

855-840-7140
investor@petrologistics.com or media@petrologistics.com
600 Travis Street, Suite 3250
Houston, Texas 77002

Flint Hills Resources Contacts

Jake Reint
Flint Hills Resources, LLC
651-438-1331
Jake.reint@fhr.com

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Respective risks, uncertainties and assumptions that could affect the outcome or results of operations are described in Part 1, Item 1A of PetroLogistics’ Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference and in other reports that PetroLogistics files with or furnishes to the SEC.

Among other risks and uncertainties, there can be no guarantee that the acquisition will be completed, or if it is completed, the time frame in which it will be completed.  The acquisition is subject to the satisfaction of certain conditions contained in the Merger Agreement.  Pursuing the acquisition could disrupt certain of PetroLogistics’ current plans, operations, business, and employee relationships.

PetroLogistics has based its forward-looking statements, including statements made regarding the proposed transaction, the expected timetable for completing the proposed transaction and other statements, on its management’s beliefs and assumptions based on information available to management at the time the statements are made. PetroLogistics cautions you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by its forward-looking statements.  Except as required under the federal securities laws, PetroLogistics does not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100% of PetroLogistics’ distributions to foreign investors are attributable to income that is effectively connected with a U.S. trade or business. Accordingly, PetroLogistics’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.